Sub-Item 77Q1(e)

Copies of any new or amended Registrant investment advisory contracts:

Form of Amended Schedule A to the Investment Advisory Agreement (amended as of February 14, 2013), as filed with the Securities and Exchange Commission on February 20, 2013 (Accession Number 0001193125-13-071415).